Exhibit 99.1
Joint Filing Agreement
The undersigned hereby agree to jointly file a Tender Offer Statement on Schedule TO under Section 14(d)(1) of the United States Securities Exchange Act of 1934, as amended, with respect to the Class A Callable Puttable Common Stock, par value $0.01 per share, of Dreyer’s Grand Ice Cream Holdings, Inc. with the Securities and Exchange Commission.
This Joint Filing Agreement may be signed in counterpart copies.

Nestlé Ice Holdings, Inc.

Dated: September 7, 2005	By: /s/ Kristin Adrian Name: Kristin Adrian Title: Assistant Secretary

Nestlé Holdings, Inc.

Dated: September 7, 2005	By: /s/ Kristin Adrian Name: Kristin Adrian Title: Senior Vice President, General Counsel & Secretary

Nestlé S.A.
Dated: September 7, 2005	By: /s/ Kristin Adrian Kristin Adrian, attorney-in-fact for Name: H.P. Frick Title: Senior Vice President and General Counsel of Nestlé S.A.